EXHIBIT 99.1

Harvard Bioscience Reports Fourth Quarter and Year-End 2015 Results, Preliminary First Quarter 2016 Revenues and 2016 Financial Guidance

Reports Results of Embezzlement Investigation

Conference Call to Discuss 2015 and First Quarter 2016 Results to be Held on May 12, 2016 at 8:30 AM ET

HOLLISTON, Mass., April 29, 2016 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO) (the “Company”), a global developer, manufacturer and marketer of a broad range of solutions to advance life science, reported its financial results for the fourth quarter and full year ended December 31, 2015.

The Company reported revenues for the fourth quarter of $28.4 million and non-GAAP diluted earnings per share of $0.03, compared with revenues of $30.4 million and non-GAAP diluted earnings per share of $0.10 for the year-ago quarter. For the year ended December 31, 2015, revenues were $108.7 million and non-GAAP diluted earnings per share were $0.13, compared with revenues of $108.7 million and non-GAAP diluted earnings per share of $0.27. For the respective diluted earnings per share figures under U.S. generally accepted accounting principles (“GAAP”) that correspond to the above non-GAAP figures please see the more detailed discussion below regarding the financial results for the quarter and year ended December 31, 2015. Refer to Exhibit 6 below for a reconciliation between GAAP and non-GAAP diluted earnings per share. Excluding currency translation, revenues decreased 3% or $1.0 million for the fourth quarter and increased 4% or $4.0 million for the full-year 2015. For a reconciliation of changes in revenues, refer to Exhibit 8 below.

During the fourth quarter and full-year 2015, revenues to GE were $0.7 million and $2.1 million unfavorable as compared to the same periods in 2014, respectively. As of January 1, 2016, this source of revenue resumed through our own direct sales force and through distribution partners, as well as servicing previously sold products in the field.

Jeffrey A. Duchemin, President and Chief Executive Officer of Harvard Bioscience, said, “Despite the impact to our fourth quarter and year-end results from foreign currency translation and GE’s exit from the spectrophotometer business, we remain committed to our growth strategy and the shareholder value we believe it will produce in the long run.  2015 was a year of investment which saw us acquire and integrate HEKA Elektronik, begin to implement a common ERP system, as well as successfully consolidate five facilities.  While the facility consolidations and the acquisition integration efforts negatively impacted our results in 2015, they have already started to produce positive results through gross margin expansion in 2016 and improved customer service offerings.”

Mr. Duchemin continued, “Although 2015 presented our team with some unforeseen hurdles, I am proud of the way our employees competed to overcome the present challenges without losing sight of our long-term growth strategy.  Our Company is in a better position to compete in the global market today than it was a year ago. With a right-sized global footprint and cost structure, and a re-aligned and re-invigorated commercial organization, the foundation is set to deliver a successful 2016.”

Preliminary Revenue Results for the Quarter Ended March 31, 2016

The Company reports that preliminary revenues for the three months ended March 31, 2016 were $27.0 million, an increase of approximately $1.2 million, or 5%, compared to revenues for the same period of 2015. Excluding currency translation, revenues increased 6% or $1.5 million. For a reconciliation of changes in revenues, refer to Exhibit 8 below.

Financial Results for the Quarter Ended December 31, 2015

Revenues for the three months ended December 31, 2015 were $28.4 million, a decrease of approximately $2.0 million, or 7% compared to revenues of $30.4 million for the three months ended December 31, 2014. Excluding currency translation, revenues decreased 3% or $1.0 million. For a reconciliation of changes in revenues, refer to Exhibit 8 below.

Net loss, as measured under GAAP, was $17.1 million, or $0.51 per diluted share, for the three months ended December 31, 2015 compared to a net loss of $19,000, or $0.00 per diluted share, for the same quarter in 2014. The increase in net loss is primarily the result of the recognition of a valuation allowance on U.S. deferred tax assets during the three months ended December 31, 2015.

Net income, on a non-GAAP basis, was $1.2 million, or $0.03 per diluted share, for the three months ended December 31, 2015, compared to $3.3 million, or $0.10 per diluted share, for the three months ended December 31, 2014. For a reconciliation between the GAAP and non-GAAP net income, and between the GAAP and non-GAAP diluted earnings per share, refer to Exhibits 5 and 6 below, respectively.

Financial Results for the Year Ended December 31, 2015

Revenues for the year ended December 31, 2015 were $108.7 million, and flat compared to revenues for the year ended December 31, 2014. Excluding currency translation, revenues increased 4% or $4.0 million. For a reconciliation of changes in revenues, refer to Exhibit 8 below.

Net loss, as measured under GAAP, was $19.0 million, or $0.57 per diluted share, for the year ended December 31, 2015 compared to net income of $2.4 million, or $0.07 per diluted share, for the year ended December 31, 2014. The decrease in GAAP earnings is primarily the result of the recognition of a valuation allowance on U.S. deferred tax assets during the year ended December 31, 2015.

Net income, on a non-GAAP basis, was $4.4 million, or $0.13 per diluted share, for the year ended December 31, 2015 compared to $8.9 million, or $0.27 per diluted share, for the year ended December 31, 2014. For a reconciliation between the GAAP and non-GAAP net income, and between the GAAP and non-GAAP diluted earnings per share, refer to Exhibits 5 and 6 below, respectively.

Forensic Investigation and Form 10-K for Fiscal 2015

As previously disclosed, the Company’s Form 10-K filing, as well as this earnings release, were delayed due to the timing of a forensic investigation initiated by the Company following its discovery that an employee at Denville Scientific, Inc., one of its wholly-owned subsidiaries (“Denville”), appeared to have embezzled money from the Company and manipulated certain records in an attempt to conceal the theft.

As of today’s release, the forensic investigation, as previously disclosed in the Company’s Notification of Late Filing on Form 12b-25 dated March 14, 2016, has been completed. The total cash amount embezzled was less than $50,000.

As disclosed in the Company’s Annual Report on Form 10-K that was filed today, the Company reported material weaknesses in its internal control over financial reporting and information relating to the Company’s remediation plan which is in process.

Mr. Duchemin said, “We are relieved to be putting this unfortunate episode behind us. Our finance team, led by Rob Gagnon, our Chief Financial Officer, has worked diligently since the embezzlement was uncovered to complete the forensic investigation, as well as complete the year-end financial reporting process. Although a tremendous amount of effort has gone into it, this episode only impacted a small group of people while the rest of our organization has continued to execute on our long-term growth strategy, as indicated by the 6% constant currency revenue growth for the first quarter of 2016. I am proud of the way our organization has handled this difficult situation. It speaks to the values and ethics with which Harvard Bioscience prides itself, and expects all of our employees to conduct themselves.”

Financial Guidance for 2016

The Company is providing financial guidance for the full year 2016. The Company expects revenues to be approximately $109 million to $111 million, or up to a 2% increase compared to 2015 revenues.

The Company expects to report full-year 2016 non-GAAP diluted earnings per share of $0.17 to $0.19, or a 31% to 46% increase compared to 2015 non-GAAP EPS, based upon forecasted weighted shares outstanding of 35 million. This translates to GAAP diluted earnings per share of approximately $0.05 to $0.07. In addition to the impact of the revenue growth up to 2%, the earnings growth is the result of margin expansion from the facility consolidation efforts as well as the impact of the plan initiated in the fourth quarter to eliminate up to $1 million in annual costs.

The GAAP and non-GAAP guidance excludes the impact of any future acquisitions, acquisition costs or restructuring charges. The guidance also excludes the impact of the forensic investigation costs, including related audit fees, incurred at Denville, which will be included on a pro-forma basis as part of our 2016 non-GAAP results. The Company incurred and expects to pro-forma between $1.0 million and $1.3 million in forensic investigation costs for the quarter ended March 31, 2016, and expects to incur additional costs for the quarter ended June 30, 2016.

The Company may incur charges, realize gains or experience other events in 2016 that could cause actual results to vary from this guidance. Refer to Exhibit 7 below for a reconciliation between the GAAP and non-GAAP diluted earnings per share guidance.

Conference Call Details

Harvard Bioscience will not host a conference call to discuss the financial results for the fourth quarter and full year ended December 31, 2015 concurrently with this release. Instead, the Company will host an earnings conference call to discuss this release and the financial results for the first quarter ended March 31, 2016. The Company will host its next earnings conference call on May 12, 2016 and 8:30 AM ET. On that call, management may respond to questions from the audience and provide information on any of a number of topics related to the business, including operations, plans and outlook.

Participating in the call will be Jeffrey A. Duchemin, President and Chief Executive Officer; and Robert Gagnon, Chief Financial Officer of Harvard Bioscience. Investors can access the live conference call by dialing the following phone numbers: toll-free 1-888-771-4371, or international: 1-847-585-4405, and referencing the conference ID# 42439647.

The conference will be simultaneously webcast and can be accessed through the Harvard Bioscience website. To listen to the webcast, log on to the webcast at http://investor.harvardbioscience.com/ and click on the Earnings Call icon. Financial information presented on the call, including the earnings release, will also be available on the investor relations section of the website.

If you are unable to listen to the live conference call, the webcast will be available on the Company's website through May 19, 2016.

To add this meeting to your calendar visit: http://investor.harvardbioscience.com/  and click “remind me”.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including revenues, adjusted operating income, adjusted net income and adjusted earnings per diluted share. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of revenues and income have excluded certain revenues and expenses and income primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as currency translation, amortization of intangibles related to acquisitions, costs related to acquisition initiatives, transaction costs, severance and restructuring expenses and stock-based compensation expense. They also exclude the tax impact of the reconciling items. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted earnings per diluted share for the three months and years ended December 31, 2015 and 2014 are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of solutions to advance life science. Our products are sold to thousands of researchers in over 100 countries through our global sales organization, websites, catalogs, and through distributors including Thermo Fisher Scientific Inc., VWR, GE Healthcare, and other specialized distributors. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, Spain, France, Canada and China. For more information, please visit our website at www.harvardbioscience.com.

The Harvard Bioscience logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=23828

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future," "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, or potential acquisitions, the outlook for the life sciences industry, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include reductions in customers’ research budgets or government funding; domestic and global economic conditions; economic, political and other risks associated with international revenues and operations; currency exchange rate fluctuations; economic and political conditions generally and those affecting pharmaceutical and biotechnology industries; the seasonal nature of purchasing in Europe; the Company's failure to expand into foreign countries and international markets; the Company’s failure to realize the expected benefits of facility consolidations; the Company's inability to manage its growth; competition from the Company's competitors; material weakness in the Company’s internal control over financial reporting; failure or inadequacy of the Company's information technology structure; impact of difficulties implementing our enterprise resource planning systems; the Company's failure to identify potential acquisition candidates and successfully close such acquisitions with favorable pricing or integrate acquired businesses or technologies; unanticipated costs relating to acquisitions and known and unknown costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives; the Company’s inability to effectively sell spectrophotometer products following the retirement of the GE Healthcare brand failure of any banking institution in which the Company deposits its funds or the institution's failure to provide services; the Company's substantial debt and its ability to meet the financial covenants contained in its credit facility; the Company's failure to raise or generate capital necessary to implement its acquisition and expansion strategy, expand operation and invest in new products; the failure of the Company's spin-off of Harvard Apparatus Regenerative Technology, Inc. (now known as Biostage, Inc., “Biostage”), to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes; the failure of Biostage to indemnify the Company for any liabilities associated with Biostage’s business; impact of any impairment of the Company's goodwill or intangible assets; the Company's ability to retain key personnel; rising commodity and precious metals costs; the Company's ability to protect its intellectual property and operate without infringing on others' intellectual property; exposure to product and other liability claims; plus factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 or otherwise described in our other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site.

Exhibit 1
HARVARD BIOSCIENCE, INC.
Condensed Consolidated Balance Sheet Information
(unaudited, in thousands)

	December 31,	December 31,
	2015	2014
Assets

Cash and cash equivalents	$6,744	$14,134
Trade receivables	17,547	16,141
Inventories	22,343	20,531
Property, plant and equipment	5,902	5,190
Goodwill and other intangibles	62,452	62,227
Other assets	5,229	17,693
Total assets	$120,217	$135,916

Liabilities and Stockholders' Equity

Total current liabilities	$19,409	$18,099
Total liabilities	42,619	40,448
Stockholders’ equity	77,598	95,468
Total liabilities and stockholders’ equity	$120,217	$135,916

Exhibit 2
HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenues	$28,370	$30,364	$108,664	$108,663
Cost of revenues	15,446	16,501	59,941	59,319
Gross profit	12,924	13,863	48,723	49,344

Sales and marketing expenses	5,222	5,123	20,577	18,225
General and administrative expenses	5,074	4,381	19,832	16,826
Research and development expenses	1,532	1,564	6,420	4,880
Restructuring charges	301	678	788	1,027
Amortization of intangible assets	682	739	2,819	2,578
(Gain) loss on sale of assets	-	(743)	-	(810)
Total operating expenses	12,811	11,742	50,436	42,726

Operating income (loss)	113	2,121	(1,713)	6,618

Other income (expense):
Foreign exchange	51	(2)	210	(150)
Interest expense	(213)	(238)	(854)	(990)
Interest income	3	29	8	74
Other expense, net	(275)	(738)	(1,259)	(1,135)
Other expense, net	(434)	(949)	(1,895)	(2,201)

(Loss) income before income taxes	(321)	1,172	(3,608)	4,417
Income tax expense	16,819	1,191	15,431	2,062
Net (loss) income	$(17,140)	$(19)	$(19,039)	$2,355

(Loss) earnings per share:
Basic (loss) earnings per common share	$(0.51)	$-	$(0.57)	$0.07

Diluted (loss) earnings per common share	$(0.51)	$-	$(0.57)	$0.07

Weighted average common shares:
Basic	33,945	32,441	33,593	32,171

Diluted	33,945	32,441	33,593	33,237

Exhibit 3
HARVARD BIOSCIENCE, INC.
Condensed Cash Flow Information
(unaudited, in thousands)

	Year Ended
	December 31,
	2015	2014

Cash flows from operations:
Net (loss) income	$(19,039)	$2,355
Changes in assets and liabilities	(2,719)	(4,514)
Other adjustments to operating cash flows	22,463	6,510
Net cash provided by operating activities	705	4,351

Investing activities:
Acquisitions, net of cash acquired	(4,545)	(12,653)
Other investing activities	(2,972)	(864)
Net cash used in investing activities	(7,517)	(13,517)

Financing activities:
Proceeds from issuance of debt	5,800	2,200
Repayments of debt	(8,350)	(5,500)
Other financing activities	2,010	2,066
Net cash used in financing activities	(540)	(1,234)

Effect of exchange rate changes on cash	(38)	(1,237)

Decrease in cash and cash equivalents	$(7,390)	$(11,637)

Exhibit 4
HARVARD BIOSCIENCE, INC.
Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Adjusted Operating Income
(unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

GAAP operating income (loss)	$113	$2,121	$(1,713)	$6,618

Adjustments:

Amortization of intangible assets	682	739	2,819	2,578

Inventory valuation step-up charges on acquisition	-	263	799	263

Severance and restructuring charges	331	957	1,849	1,647

Stock-based compensation expense	706	622	2,755	2,156

Non-GAAP adjusted operating income	$1,832	$4,702	$6,509	$13,262

Exhibit 5
HARVARD BIOSCIENCE, INC.
Reconciliation of GAAP Net (Loss) Income to Non-GAAP Adjusted Net Income
(unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

GAAP net (loss) income	$(17,140)	$(19)	$(19,039)	$2,355

Adjustments:

Amortization of intangible assets	682	739	2,819	2,578

Inventory valuation step-up charges on acquisition	-	263	799	263

Severance and restructuring charges	331	957	1,849	1,647

Acquisition costs	244	729	1,187	1,144

Stock-based compensation expense	706	622	2,755	2,156

Income taxes (A)	16,344	57	14,035	(1,250)

Non-GAAP adjusted net income	$1,167	$3,348	$4,405	$8,893

(A) Income taxes includes the tax effect of adjusting for the reconciling items, as well as the valuation allowance recorded for the quarter and year ended December 31, 2015.

Exhibit 6
HARVARD BIOSCIENCE, INC.
Reconciliation of GAAP Diluted (Loss) Earnings Per Common Share to Non-GAAP Adjusted Diluted Earnings Per Common Share
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

GAAP diluted (loss) earnings per common share	$(0.51)	$-	$(0.57)	$0.07

Adjustments:

Amortization of intangible assets	0.02	0.02	0.08	0.08

Inventory valuation step-up charges on acquisition	-	0.01	0.02	0.01

Severance and restructuring charges	0.01	0.03	0.06	0.05

Acquisition costs	0.01	0.02	0.04	0.03

Stock-based compensation expense	0.02	0.02	0.08	0.06

Income taxes (A)	0.48	-	0.42	(0.03)

Non-GAAP adjusted diluted earnings per common share	$0.03	$0.10	$0.13	$0.27

(A) Income taxes includes the tax effect of adjusting for the reconciling items, as well as the valuation allowance recorded for the quarter and year ended December 31, 2015.

Exhibit 7
HARVARD BIOSCIENCE, INC.
Reconciliation of Guidance for 2016 GAAP Diluted Earnings per Common Share to Non-GAAP Adjusted Diluted Earnings per Common Share
(unaudited)

GAAP diluted earnings per common share (A)	$0.05 - 0.07

Adjustments:

Amortization of intangible assets	0.08

Stock-based compensation expense	0.09

Income taxes (B)	(0.05)

Non-GAAP adjusted diluted earnings per common share (A)	$0.17 - 0.19

(A) This guidance excludes the impact of future acquisitions, acquisition costs, restructuring charges or forensic investigative costs.

(B) Income taxes includes the tax effect of adjusting for the reconciling items.

Exhibit 8
HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Revenues Compared to the Same Period of the Prior Year
(unaudited)

	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended
	Mar. 31,	Jun. 30,	Sept. 30,	Dec. 31,	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Dec. 31,	Dec. 31,	Mar. 31,
	2014	2014	2014	2014	2014	2015	2015	2015	2015	2015	2016

Growth	-2.7%	0.7%	0.0%	11.0%	2.4%	3.8%	11.5%	3.9%	-3.3%	3.7%	6.0%

Foreign exchange effect	2.0%	2.6%	1.2%	-2.0%	0.9%	-4.3%	-4.7%	-2.8%	-3.3%	-3.7%	-1.3%

Total revenue growth	-0.7%	3.3%	1.2%	9.0%	3.3%	-0.5%	6.8%	1.1%	-6.6%	0.0%	4.7%

CONTACTS:

Jeffrey A. Duchemin
President and CEO

Robert E. Gagnon
CFO

Corey Manchester
Director, Finance and Investor Relations

Tel: 508 893 8999
Fax: 508 429 8478